Exhibit 99.1

Dorian LPG Ltd. Provides Update for Fourth Quarter 2022 and Announces the Completion of a Japanese Financing Transaction and Fourth Quarter and Full Year 2022 Earnings and Conference Call Date

STAMFORD, Conn., May 19, 2022 /PRNewswire/ -- Dorian LPG Ltd. (NYSE: LPG) (the "Company" or "Dorian LPG"), today updated its financial and operational outlook for the quarter ended March 31, 2022. The Company plans to issue a press release on Thursday, May 26, 2022 prior to the market open, announcing its financial results for the quarter and year ended March 31, 2022.

Earnings Conference Call

A conference call to discuss the results will be held on Thursday, May 26, 2022 at 10:00 a.m. ET. The conference call can be accessed live by dialing 1-877-407-9716, or for international callers, 1-201-493-6779, and requesting to be joined into the Dorian LPG call.

A live webcast of the conference call will also be available under the investor section at www.dorianlpg.com.

A replay will be available at 1:00 p.m. ET the same day and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13730154. The replay will be available until June 2, 2022, at 11:59 p.m. ET.

Outlook for the Quarter Ended March 31, 2022

The following unaudited financial data for the quarter ended March 31, 2022, is preliminary and based on information available to the Company at this time. The financial data has been prepared by and is the responsibility of the Company’s management and does not present all information necessary for an understanding of the Company’s financial condition as of March 31, 2022, and its results of operations for the three months ended March 31, 2022. Based on information available to the Company at this time, the Company expects that for the quarter ending March 31, 2022:

Time charter equivalent (1) revenues to be between	$77,500,000 — $79,500,000
Vessel operating expenses (including drydock-related expenses) to be between	$16,300,000 — $18,300,000
Charter hire expenses	$5,300,000 — $5,500,000
General and administrative expenses (Including stock-based compensation and certain cash bonuses)	$6,500,000 — $7,500,000

Calendar days	1,845
Time chartered-in days	180
Available days	2,025
Operating days	1,809
Utilization rate	89.3%

(1)	Time charter equivalent (“TCE”) is a non-U.S. GAAP measure. Refer to the reconciliation of revenues to TCE revenues included in this press release below.

The Company has not finalized its financial statement closing process for the quarter ended March 31, 2022. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material to the information provided. As a result, the provided information constitutes forward-looking statements and is subject to risks and uncertainties, including possible adjustments to the preliminary results disclosed. The Company is providing this information on a one-time basis only and does not intend to update this information for future time periods.  Except as otherwise provided herein, capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Company’s Annual Report on Form 10-K.

Reconciliation to Non-GAAP Financial Information

Time Charter Equivalent Revenues

TCE revenues are a shipping industry non-U.S. GAAP measure of the revenue performance of a vessel used primarily to compare period-to-period changes in a shipping company’s performance despite changes in the mix of charter types (such as time charters, voyage charters) under which the vessels may be employed between the periods. The Company’s method of calculating TCE revenues is to subtract voyage expenses from shipping revenues for the relevant time period, which may not be calculated the same by other companies.

TCE revenues are not a recognized measure under U.S. GAAP and should not be regarded as a substitute for revenues. The Company’s presentation of TCE revenues does not imply, and should not be construed as an inference, that its future results will be unaffected by unusual or non-recurring items and should not be considered in isolation or as a substitute for a measure of performance prepared in accordance with U.S. GAAP.

The following table sets forth a reconciliation of revenues to TCE revenues (unaudited) for the period presented:

Three months ended
(In U.S. dollars)	March 31, 2022 (2)
Revenues	$79,600,000
Voyage expenses	(1,100,000)
TCE revenues	$78,500,000

(2)	Based on the midpoint of the preliminary projection for the fourth quarter ended March 31, 2022, included herein.

Completion of Japanese Financing Transaction for VLGC Cougar

On May 19, 2022, the Company completed the $70 million sale and leaseback of its 2015 built VLGC Cougar. The transaction generated $50 million in net proceeds, of which $20.1 million was used to prepay a portion of the 2015 AR Facility (including interest and fees) and the balance will be available for general corporate purposes. The financing has a 10-year term with purchase options beginning in May 2025, amortizes principal of $900,000 per quarter, and carries an interest rate of 2.45% over the 3-month secured overnight financing rate.

Forward-Looking & Other Cautionary Statements

This press release contains "forward-looking statements." Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "will," "should" and similar expressions are forward-looking statements. These statements are not historical facts but instead represent only the Company's current expectations and observations regarding future results, many of which, by their nature are inherently uncertain and outside of the

Company's control. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company’s forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements. The Company’s actual results may differ, possibly materially, from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission. For more information about risks and uncertainties associated with Dorian LPG’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Dorian LPG’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q. The Company does not assume any obligation to update the information contained in this press release.

About Dorian LPG Ltd.

Dorian is a leading owner and operator of 22 modern and ECO very large gas carriers (“VLGCs”) and has offices in Stamford, Connecticut, USA; Copenhagen, Denmark; and Athens, Greece.

Visit our website at www.dorianlpg.com. Information on the Company’s website does not constitute a part of and is not incorporated by reference into this press release.

For further information:

Dorian LPG Ltd.

Ted Young

Chief Financial Officer

(203) 674-9900

IR@dorianlpg.com

Source: Dorian LPG Ltd.